Exhibit 4.3

Second Supplemental Indenture
Dated as of January 23, 2015
SECOND SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of January 23, 2015, among Turtle Mountain, LLC, a Delaware limited liability company (the "Guaranteeing Subsidiary"), The WhiteWave Foods Company, a Delaware corporation (the "Company"), and Wells Fargo Bank, National Association, a national banking association, as trustee (the "Trustee").
W I T N E S S E T H:
WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the "Base Indenture" and, as supplemented by the First Supplemental Indenture (as defined below), the "Indenture"), dated as of September 17, 2014, providing for the issuance from time to time of series of its Securities;
WHEREAS, the Company and the Guarantors (as defined in the First Supplemental Indenture) have heretofore executed and delivered to the Trustee a supplemental indenture (the "First Supplemental Indenture"), dated as of September 17, 2014, providing for the issuance of $500,000,000 aggregate principal amount of 5.375% Senior Notes due 2022 (the "Notes");
WHEREAS, Section 4.05 of the First Supplemental Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally and irrevocably guarantee all of the Guaranteed Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the "Guaranty"); and
WHEREAS, pursuant to Section 14.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to provide an unconditional and irrevocable Guaranty on the terms and subject to the conditions set forth in the Guaranty Agreement and in the Indenture including but not limited to Article VI of the First Supplemental Indenture.

3.No Recourse Against Others. No recourse shall be had for the payment of the principal of, or the premium, if any, or interest on, the Notes or for any claim based thereon or otherwise in respect thereof or of the Indebtedness represented thereby, or upon any obligation, covenant or agreement of the Notes, the Guaranties, this Supplemental Indenture or the Indenture, against any director, officer, employee, incorporator, member or stockholder, as such, past, present or future, of the Company or any Guarantor or of any successor corporation, either directly or through the Company, any Guarantor or any successor corporation, whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly agreed and understood that this Supplemental Indenture, the Indenture, the Notes and the Guaranties are solely corporate obligations, and that no personal liability whatsoever shall attach to, or be incurred by, any director, officer, employee, incorporator, member or stockholder, as such, past, present or future, of the Company, any Guarantor or of any successor corporation, either directly or through the Company, any Guarantor or any successor corporation, because of the incurring of the Indebtedness hereby authorized or under or by reason of any of the obligations, covenants, promises or agreements contained in this Supplemental Indenture, the Indenture, the Notes or the Guaranties, or to be implied herefrom or therefrom, and that all liability, if any, of that character against every such director, officer, employee, incorporator, member or stockholder is, by the acceptance of the Notes and as a condition of, and as part of the consideration for, the execution of this Supplemental Indenture and the Indenture and the issue of the Notes and the Guaranties expressly waived and released.

4.New York Law to Govern; Waiver of Trial by Jury. THIS SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAW OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF SAID STATE. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SUPPLEMENTAL INDENTURE.

5.Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

6.Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

7.The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.
Turtle Mountain, LLC
By:     /s/ David C. Oldani
Name:    David C. Oldani
Title:    Treasurer
The WhiteWave Foods Company

By:     /s/ David C. Oldani
Name:    David C. Oldani
Title:    Vice President - Treasurer & Investor
Relations
Wells Fargo Bank, National Association,
as Trustee
By:    /s/ Wells Fargo Bank, National Association
Authorized Signatory